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                             WALLERSUTTON 2000, L.P.
                        500 West Putnam Avenue, 3rd Floor
                               Greenwich, CT 06830




                                                    December 10, 2001


TERAGLOBAL COMMUNICATIONS CORP.
9171 Towne Centre Drive, 6th Floor
San Diego, CA  92122

     Re: SERIES A PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT between
         TERAGLOBAL COMMUNICATIONS CORP. ("TERAGLOBAL") and WALLERSUTTON 2000, L.P. ("WALLERSUTTON"), Dated as of June 28, 2001 (the "PURCHASE AGREEMENT")


TERAGLOBAL COMMUNICATIONS CORP.:

         You have notified us that an "Event of Default" has occurred under the Purchase Agreement, Section 9.1(a). Pursuant to the Purchase Agreement, Section 9.2, WallerSutton has the right to demand and require (i) redemption of the Series "A" Preferred Stock, (ii) a sale of the Company and (iii) the right to elect a majority of the directors of the Board (collectively, the "ACTIONS"). WallerSutton is willing to "stand off" of enforcing its Actions as remedies for the breach of Section 9.1(a) on the following terms and conditions.

TeraGlobal shall enter into the Note and Warrant Purchase Agreement of even date herewith between TeraGlobal and certain investors named therein (the "Note Purchase Agreement"). For so long as no default exists under the terms of the Note Purchase Agreement and the related documents and agreements, WallerSutton will stand off of, and agree not to pursue, its remedies under Section 9.2 of the Purchase Agreement.

Other than with respect to the provisions and sections specifically referenced in this letter, nothing herein shall in any way alter, amend, or constitute a waiver under the Purchase Agreement. WallerSutton is specifically not agreeing to the waiver of any other breach under Section 9.1, or any other provision of the Purchase Agreement. WallerSutton is entering into this letter agreement at the request and for the benefit of TeraGlobal, which hereby agrees that it will not claim that as a result WallerSutton has waived any rights, is otherwise estopped from exercising all rights and privileges that it had prior to entering into this letter agreement or take any similar action or make any similar claim.

This letter also evidences WallerSutton's consent, as the majority holder of the outstanding Series A Convertible Preferred Stock, to the transactions contemplated by the Note Purchase Agreement as required by Section 6(e) of the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock.

TeraGlobal hereby agrees that WallerSutton will have no obligation to make any Subsequent Purchase or to provide any future funding pursuant to the terms of the Purchase Agreement. Further TeraGlobal acknowledges that neither this letter nor the Note Purchase Agreement shall




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compel WallerSutton to provide additional financing to TeraGlobal in order to avoid the declaration of a default under the Purchase Agreement, the Note Purchase Agreement or the securities and Notes issuable pursuant to either of such agreements. WallerSutton's decision to not fund any portion of the bridge financing pursuant to the Note Purchase Agreement, for any reason and at any time, will in no way limit WallerSutton from pursuing its rights under the Purchase Agreement.

All terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement.

If you are in agreement with the terms hereof, please sign below and return the letter to our attention.

Thank you.

WallerSutton 2000, L.P.

By:______________________________________
Name:
Title:

TeraGlobal Communications Corp.

By:______________________________________
Name:    Robert E. Randall
Title:   Chief Executive Officer


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